Exhibit 99.1

New York Mortgage Trust Reports

First Quarter 2014 Results

NEW YORK, NY – May 6, 2014 (GLOBE NEWSWIRE) – New York Mortgage Trust, Inc. (Nasdaq: NYMT) (“NYMT,” the “Company,” “we,” “our” or “us”) today reported results for the three months ended March 31, 2014.

Summary of First Quarter 2014:

●	Net income attributable to common stockholders of $21.3 million, or $0.29 per share, for the quarter as compared to $15.4 million, or $0.31 per share, for the quarter ended March 31, 2013.

●	Net interest income rose to $19.8 million for the quarter, an increase of $6.8 million from the same period in the prior year and $1.7 million from the previous quarter.

●	Portfolio net interest margin increased to 439 basis points from 410 basis points the previous quarter.

●	Book value per common share of $6.48 at March 31, 2014 as compared to $6.33 per common share at December 31, 2013.

●	Generated $8.2 million of realized gain from sales and refinancing of distressed residential mortgage loans.

●	Completed public offering of 11,500,000 shares of common stock, resulting in net proceeds to the Company of approximately $75.8 million after deducting offering expenses.

●	Declared first quarter dividend of $0.27 per common share that was paid on April 25, 2014.

Subsequent Developments:

●	Completed public offering of 14,950,000 shares of common stock in April 2014 resulting in net proceeds to the Company of approximately $109.9 million, after deducting estimated offering expenses.

About New York Mortgage Trust

New York Mortgage Trust, Inc. is a Maryland corporation that has elected to be taxed as a real estate investment trust (“REIT”). NYMT is an internally managed real estate investment trust, or REIT, which invests in mortgage-related and financial assets and targets multi-family CMBS, direct financing to owners of multi-family properties through mezzanine loans and preferred equity investments, residential mortgage loans, including loans sourced from distressed markets, Agency RMBS consisting of fixed-rate, adjustable-rate and hybrid adjustable-rate RMBS and Agency IOs consisting of interest only and inverse interest-only RMBS that represent the right to the interest component of the cash flow from a pool of mortgage loans. RiverBanc, LLC, The Midway Group, L.P. and Headlands Asset Management, LLC provide investment management services to the Company with respect to certain of its targeted asset classes. For a list of defined terms used from time to time in this press release, see “Defined Terms” on page 8.

Management Overview

Steven Mumma, NYMT’s Chief Executive Officer and President, commented: “The Company’s investment portfolio continued to perform well in the most recently completed quarter as the Company generated net income per share of $0.29. The Company’s earnings during the quarter benefitted from improved demand for credit assets that has continued to move valuations on our credit-sensitive assets higher, as well as sale and refinancing activities in our distressed residential loan portfolio, which generated approximately $8 million in gains during the quarter. The sale and refinancing of residential distressed loans is a key component of our strategy and we expect that this activity will be conducted on a more regular basis throughout the balance of the year. As has been the case in recent months, demand for credit assets has continued to exceed the supply of these types of assets and this trend has favorably impacted our investment portfolio during recent quarters. We believe our portfolio is well-positioned to continue to deliver solid earnings and a stable book value throughout 2014.”

“During the first four months of this year, the Company has successfully completed two separate capital raises, with the most recent offering completed in early April, generating estimated aggregate net proceeds to the Company of $185.7 million. Consistent with our portfolio strategy, we have invested or intend to invest these proceeds in primarily credit sensitive assets, including distressed residential loans and mezzanine loans to or preferred equity investments in owners of multi-family properties. As we move forward in fiscal 2014, we will continue to pursue additional investment in credit assets that we believe will provide us with attractive, risk-adjusted returns and alternative financing sources that reduce or eliminate counterparty risk.”

Capital Allocation

The following table sets forth our allocated capital by investment type at March 31, 2014 (dollar amounts in thousands):

	Agency RMBS	Agency IOs	Multi- Family(1)	Distressed Residential Loans	Residential Securitized Loans	Other(2)	Total

Carrying value	$729,377	$144,978	$380,606	$235,265	$159,512	$41,221	$1,690,959
Liabilities:
Callable	(665,139)	(94,238)	—	—	—	(8,450)	(767,827)
Non-callable	—	—	(135,191)	(163,009)	(154,456)	(45,000)	(497,656)
Hedges (Net)	3,337	5,241	—	—	—	—	8,578
Cash	11,000	38,711	—	—	—	65,508	115,219
Other	1,820	2,015	1,295	28,533	1,370	(18,464)	16,569
Net capital allocated	$80,395	$96,707	$246,710	$100,789	$6,426	$34,815	$565,842

(1)

The Company determined it is the primary beneficiary of the Consolidated K-Series and has consolidated the Consolidated K-Series into the Company’s financial statements.   A reconciliation to our financial statements is included below in “Additional Information.”

(2)

Other includes CLOs having a carrying value of $34.7 million, non-Agency RMBS and loans held for investment. Other callable liabilities include an $8.5 million repurchase agreement on our CLO securities and other non-callable liabilities consist of $45.0 million in subordinated debentures.

Results of Operations

For the three months ended March 31, 2014, we reported net income attributable to common stockholders of $21.3 million as compared to net income attributable to common stockholders of $15.4 million for the same period in 2013. The main components of the change in net income for the three months ended March 31, 2014, as compared to the same period in 2013 are detailed in the following table (dollar amounts in thousands, except per share data):

	For the Three Months Ended March 31,
	2014	2013	$ Change
Net interest income	$19,825	$12,984	$6,841
Total other income	$13,475	$6,466	$7,009
Total general, administrative and other expenses	$7,559	$3,936	$3,623
Income from operations before income taxes	$25,741	$15,514	$10,227
Income tax expense	$3,030	$131	$2,899
Net income	$22,711	$15,383	$7,328
Preferred stock dividends	$(1,453)	$—	$(1,453)
Net income attributable to common stockholders	$21,258	$15,383	$5,875
Basic income per common share	$0.29	$0.31	$(0.02)
Diluted income per common share	$0.29	$0.31	$(0.02)

In general, the significant increases in a number of the line items set forth above is largely a function of the growth in the Company’s stockholders’ equity from $328.4 million as of March 31, 2013 to $565.8 million as of March 31, 2014 and the corresponding growth in the size of the Company’s portfolio of interest earning assets, combined with high demand for many credit sensitive assets, such as our multi-family CMBS, which has favorably impacted the valuation of these assets, and greater sale and refinancing activity in our distressed residential loan portfolio, which resulted in a realized gain of $8.2 million. The increase in tax expense was primarily due to the increase in realized gains resulting from loan sales in our distressed loan portfolio, as loan sale activity is transacted in a taxable REIT subsidiary for REIT compliance purposes and accordingly, is subject to federal, state and local taxes.

Net Interest Income / Interest Earning Assets

The significant increase in net interest income for the three months ended March 31, 2014 is directly attributable to the growth in our average interest earning assets, which increased by $186.1 million at March 31, 2014 as compared to the first quarter of 2013. During the past year, the Company increasingly allocated capital to credit sensitive, higher yielding investments and allocated less capital to its Agency RMBS portfolio, which is lower-yielding. As of March 31, 2014, 61% of the Company’s capital was allocated to investments in multi-family CMBS, other multi-family investments and distressed residential loans, up from 48% at March 31, 2013. This selective allocation of capital favorably impacted net interest margin in recent quarters, including the first quarter of 2014. In addition, the first quarter of 2014 was also favorably impacted by a slowdown in prepayment rates in our Agency RMBS and Agency IO portfolios as compared to our prepayment experience in 2013 (See table below). The combination of investment allocation to credit sensitive assets and decreased prepayment rates resulted in a 91 basis point increase in net interest spread when comparing the first quarter of 2014 to the first quarter of 2013.

The following table sets forth the net interest spread for our portfolio of interest earning assets by quarter for the five most recently completed quarters, excluding the costs of our subordinated debentures:

Quarter Ended	Average Interest Earning Assets ($ millions)(2)	Weighted Average Yield on Interest Earning Assets(3)	Cost of Funds(4)	Net Interest Spread(5)
March 31, 2014(1)	$1,632.2	6.40%	2.01%	4.39%
December 31, 2013(1)	$1,644.7	5.99%	1.89%	4.10%
September 30, 2013(1)	$1,586.6	5.21%	1.62%	3.59%
June 30, 2013(1)	$1,524.1	4.89%	1.41%	3.48%
March 31, 2013(1)	$1,446.1	4.86%	1.38%	3.48%

(1)

Average Interest Earning Assets for the quarter excludes all Consolidated K-Series assets other than those securities issued by the securitizations comprising the Consolidated K-Series that are actually owned by us.

(2)	Our Average Interest Earning Assets is calculated each quarter as the daily average balance of our Interest Earning Assets for the quarter, excluding unrealized gains and losses.
(3)

Our Weighted Average Yield on Interest Earning Assets was calculated by dividing our annualized interest income from Interest Earning Assets for the quarter by our average Interest Earning Assets for the quarter.

(4)

Our Cost of Funds was calculated by dividing our annualized interest expense from our Interest Earning Assets for the quarter by our average financing arrangements, portfolio investments, Residential CDOs and Securitized Debt for the quarter. Our cost of funds includes the impact of our liability interest rate hedging activities.

(5)	Net Interest Spread is the difference between our Weighted Average Yield on Interest Earning Assets and our Cost of Funds.

Portfolio Asset Yields

The following table summarizes the Company’s significant assets at and for the quarter ended March 31, 2014, classified by relevant categories (dollar amount in thousands):

	Carrying Value	Coupon(1)	Yield(1)	CPR(1)
Agency Fixed Rate RMBS	$525,631	2.94%	2.07%	5.2%
CMBS(2)	$345,890	0.14%	12.27%	N/A
Distressed Residential Loans (3)	$234,459	5.93%	6.84%	N/A
Agency ARMs	$203,746	2.91%	2.15%	8.8%
Agency IOs	$144,978	5.57%	16.15%	11.3%
Residential Securitized Loans	$159,512	2.44%	2.34%	7.5%
CLOs	$34,695	4.13%	40.15%	N/A

(1)	Coupons, yields and CPRs are based on first quarter 2014 daily average balances. Yields are calculated on amortized cost basis.
(2)

CMBS carrying value, coupons and yield calculations are based on the underlying CMBS that are actually owned by the Company and do not include the other consolidated assets and liabilities of the Consolidated K-Series not owned by the Company.

(3)	Distressed residential loans yield is net of provision for loan losses.

Prepayment History

Prepayment rates decreased significantly in the first quarter of 2014 and fourth quarter 2013 as compared to previous periods favorably impacting the net interest spread of the portfolio. The following table sets forth the actual CPRs for selected asset classes, by quarter, for the periods indicated below:

Quarter Ended	Agency ARMs	Agency Fixed Rate	Agency IOs	Non-Agency RMBS	Residential Securitizations	Weighted Average for Overall Portfolio
March 31, 2014	8.8%	5.2%	11.3%	9.7%	7.5%	8.8%
December 31, 2013	6.7%	5.3%	13.5%	16.8%	12.6%	10.0%
September 30, 2013	16.8%	8.5%	20.4%	23.6%	12.0%	15.3%
June 30, 2013	22.2%	6.4%	21.9%	18.3%	6.5%	15.4%
March 31, 2013	20.8%	3.8%	21.6%	15.9%	10.2%	12.9%

Other Income

Total other income increased by $7.0 million for the three months ended March 31, 2014 as compared to the same period in 2013. The changes in total other income for the three months ended March 31, 2014 as compared to the same period in 2013 were primarily driven by:

●

an increase in realized gains on distressed residential mortgage loans of $8.1 million for the three months ended March 31, 2014 as compared to the same period in 2013. The realized gains are derived from loan refinancings, workouts and resales, with the majority of the realized income on these assets in the first quarter of 2014 from loan resales.

●

a decrease in net unrealized gains on multi-family loans and debt held in securitization trusts of $2.1 million for the three months ended March 31, 2014 as compared to the same period in 2013, primarily due to a less favorable credit spread environment for our multi-family CMBS investments during the first quarter of 2014 as compared to the first quarter of 2013; and

●

an increase in realized gain on investment securities and related hedges of $5.2 million partially offset by an increase in unrealized loss on investment securities and related hedges of $4.2 million for the three months ended March 31, 2014, respectively, as compared to the same period in 2013, which is primarily related to our Agency IO portfolio. The Agency IO portfolio performed better in the first quarter of 2014 due to lower interest rate volatility and improved IO pricing as compared to the first quarter of 2013.

Comparative Expenses (dollar amounts in thousands)

	For the Three Months Ended March 31,
General, Administrative and Other Expenses	2014	2013	$ Change
Salaries, benefits and directors’ compensation	$1,050	$597	$453
Professional fees	891	680	211
Base management and incentive fees	3,778	1,555	2,223
Expenses on distressed residential mortgage loans	1,212	432	780
Other	628	672	(44)
Total	$7,559	$3,936	$3,623

 The increase in general, administrative and other expenses was largely attributable to the increase in management fees, expenses related to our distressed residential mortgage loan investments and salaries, benefits and directors’ compensation. The increase in base management and incentive fees was driven in large part by the increase in assets managed by our external managers, which closely corresponds to the growth in our stockholders’ equity since the first quarter of 2013, and the performance of the assets they manage for us during the period, which resulted in incentive fees earned. The increase in expenses related to distressed residential mortgage loans is due to the significant increase in our investment in this asset class as compared to the same period in 2013. The distressed residential mortgage loan strategy typically has a higher cost, as loan servicing and resolution processing on distressed loans is more operationally intensive than performing loans. The increase in salaries, benefits and directors’ compensation can be attributed to internalization of the Company’s accounting function.

Analysis of Changes in Book Value

The following table analyzes the changes in book value of our common stock for the three months ended March 31, 2014 (amounts in thousands, except per share):

	Three Months Ended March 31, 2014
	Amount	Shares	Per Share (1)
Beginning Balance (2)	$405,666	64,102	$6.33
Common stock issuance, net	76,038	11,605
Balance after share issuance activity	481,704	75,707	6.35
Dividends declared	(20,441)		(0.27)
Net change AOCI: (3)
Hedges	(129)		0.00
RMBS	6,636		0.09
CMBS	1,920		0.03
CLOs	(106)		0.00
Net income attributable to common stockholders	21,258		0.28
Ending Balance	$490,842	75,707	$6.48

(1)	Outstanding shares used to calculate book value per share for the quarter ended period is based on outstanding shares as of March 31, 2014 of 75,706,546
(2)	Includes preferred stock liquidation preference amounting to $75 million.
(3)	Accumulated other comprehensive income (“AOCI”).

Conference Call

On Wednesday, May 7, at 9:00 a.m. Eastern Time, New York Mortgage Trust's executive management is scheduled to host a conference call and audio webcast to discuss the Company's financial results for the three months ended March 31, 2014. The conference call dial-in number is (877) 312-8806. The replay will be available until Wednesday, May 14, 2014 and can be accessed by dialing (855) 859-2056 and entering passcode 41214088. A live audio webcast of the conference call can be accessed via the Internet, on a listen-only basis, at the Company's website at http://www.nymtrust.com. Please allow extra time, prior to the call, to visit the site and download the necessary software to listen to the Internet broadcast.

First quarter 2014 financial and operating data can be viewed on the Company’s Quarterly Report on Form 10-Q, which is expected to be filed with the Securities and Exchange Commission on or before May 12, 2014. A copy of the Form 10-Q will be posted at the Company’s website as soon as reasonably practicable following its filing with the Securities and Exchange Commission.

Defined Terms

The following defines certain of the commonly used terms in this press release: “RMBS” refers to residential mortgage-backed securities comprised of adjustable-rate, hybrid adjustable-rate, fixed-rate, interest only and inverse interest only, and principal only securities; “Agency RMBS” refers to RMBS representing interests in or obligations backed by pools of residential mortgage loans issued or guaranteed by a federally chartered corporation, such as the Federal National Mortgage Association (“Fannie Mae”) or the Federal Home Loan Mortgage Corporation (“Freddie Mac”), or an agency of the U.S. government, such as the Government National Mortgage Association (“Ginnie Mae”); “Agency ARMs” refers to Agency RMBS comprised of adjustable-rate and hybrid adjustable-rate RMBS; “IOs” refers collectively to interest only and inverse interest only mortgage-backed securities that represent the right to the interest component of the cash flow from a pool of mortgage loans; “Agency IOs” refers to an IO that represents the right to the interest component of cash flow from a pool of residential mortgage loans issued or guaranteed by a GSE, or an agency of the U.S. government; “POs” refers to mortgage-backed securities that represent the right to the principal component of the cash flow from a pool of mortgage loans; “ARMs” refers to adjustable-rate residential mortgage loans; “residential securitized loans” refers to prime credit quality residential ARM loans held in securitization trusts; “distressed residential mortgage loans” refers to pools of performing, re-performing and to a lesser extent non-performing, fixed-rate and adjustable-rate, fully amortizing, interest-only and balloon, seasoned mortgage loans secured by first liens on one- to four-family properties; “CMBS” refers to commercial mortgage-backed securities comprised of commercial mortgage pass-through securities, as well as IO or PO securities that represent the right to a specific component of the cash flow from a pool of commercial mortgage loans; “multi-family CMBS” refers to CMBS backed by commercial mortgage loans on multi-family properties; “multi-family securitized loans” refers to the commercial mortgage loans included in the Consolidated K-Series; “CDO” refers to collateralized debt obligation; “CLO” refers to collateralized loan obligation; and “Consolidated K-Series” refers to, in the case of the quarter ended March 31, 2014, six separate Freddie Mac- sponsored multi-family loan K-Series securitizations, or in the case of the quarter ended March 31, 2013, four separate Freddie Mac-sponsored multi-family loan K-Series securitizations, of which we, or one of our special purpose entities, or SPEs, own the first loss PO securities and certain IO securities.

Additional Information

We determined that the Consolidated K-Series were variable interest entities and that we are the primary beneficiary of the Consolidated K-Series. As a result, we are required to consolidate the Consolidated K-Series’ underlying multi-family loans including their liabilities, income and expenses in our consolidated financial statements. We have elected the fair value option on the assets and liabilities held within the Consolidated K-Series, which requires that changes in valuations in the assets and liabilities of the Consolidated K-Series be reflected in our consolidated statements of operations.

A reconciliation of our net capital investment in multi-family investments to our financial statements as of March 31, 2014 is set forth below:

Multi-Family loans held in securitization trusts, at fair value	$8,221,642
Multi-Family CDOs, at fair value	(7,975,421)
Multi-Family real estate owned	3,545
Net carrying value	249,766
Investment securities available for sale, at fair value held in securitization trusts	96,124
Total CMBS, at fair value	345,890
First mortgage loan, mezzanine loan and preferred equity investments	34,716
Securitized debt	(135,191)
Other	1,295
Net Capital in Multi-Family	$246,710

When used in this press release, in future filings with the Securities and Exchange Commission (“SEC”) or in other written or oral communications, statements which are not historical in nature, including those containing words such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “would,” “could,” “goal,” “objective,” “will,” “may” or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions.

Forward-looking statements are based on the Company’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available to it. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to the Company. If a change occurs, the Company’s business, financial condition, liquidity and results of operations may vary materially from those expressed in its forward-looking statements. The following factors are examples of those that could cause actual results to vary from the Company’s forward-looking statements: changes in interest rates and the market value of the Company’s securities; changes in credit spreads; the impact of the downgrade of the long-term credit ratings of the U.S., Fannie Mae, Freddie Mac, and Ginnie Mae; market volatility; changes in the prepayment rates on the mortgage loans underlying the Company’s investment securities; increased rates of default and/or decreased recovery rates on the Company’s assets; the Company’s ability to borrow to finance its assets; changes in governmental laws, regulations or policies affecting the Company’s business; the Company’s ability to maintain its qualification as a REIT for federal tax purposes; the Company’s ability to maintain its exemption from registration under the Investment Company Act of 1940, as amended; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including the risk factors described in the Company’s periodic reports filed with the SEC, could cause the Company’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect the Company. Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For Further Information

CONTACT:	AT THE COMPANY
Kristine R. Nario Investor Relations Phone: (646) 216-2363 Email: knario@nymtrust.com

FINANCIAL TABLES FOLLOW

New York Mortgage Trust, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Amounts in thousands, except per share data)

	For the Three Months
	Ended March 31,
	2014	2013
	(unaudited)	(unaudited)
INTEREST INCOME:
Investment securities and other	$14,964	$11,065
Multi-family loans held in securitization trusts	74,944	45,319
Distressed residential mortgage loans	4,343	1,439
Residential mortgage loans held in securitization trust	987	1,306
Total interest income	95,238	59,129

INTEREST EXPENSE:
Investment securities and other	1,470	1,629
Multi-family collateralized debt obligations	68,747	41,659
Residential collateralized debt obligations	235	298
Securitized debt	4,502	2,092
Subordinated debentures	459	467
Total interest expense	75,413	46,145

NET INTEREST INCOME:	19,825	12,984

OTHER INCOME (EXPENSE):
Provision for loan losses	(489)	(283)
Realized (loss) gain on investment securities and related hedges, net	2,039	(3,162)
Realized gain on distressed residential mortgage loans	8,225	136
Unrealized gain (loss) on investment securities and related hedges, net	(1,736)	2,456
Unrealized gain on multi-family loans and debt held in securitization trusts, net	4,926	7,051
Other Income (including $142 and $19 from related parties, respectively)	510	268
Total other income	13,475	6,466

Base management and incentive fees (including $1,090 and $667 to related parties, respectively)	3,778	1,555
Expenses related to distressed residential mortgage loans	1,212	432
Other general and administrative expense (including $80 and $207 to related parties, respectively)	2,569	1,949
Total general, administrative and other expenses	7,559	3,936

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	25,741	15,514
Income tax expense	3,030	131
NET INCOME	22,711	15,383
Preferred stock dividends	(1,453)	-
NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$21,258	$15,383

Basic income per common share	$0.29	$0.31
Diluted income per common share	$0.29	$0.31
Dividends declared per common share	$0.27	$0.27
Weighted average shares outstanding - basic	74,505	49,611
Weighted average shares outstanding - diluted	74,505	49,611

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands, except per share data)

	March 31,	December 31,
	2014	2013
	(unaudited)
ASSETS
Investment securities, available for sale, at fair value (including pledged securities of $828,941 and $853,223, respectively)	$911,324	$912,443
Investment securities, available for sale, at fair value held in securitization trusts	96,124	92,578
Residential mortgage loans held in securitization trusts (net)	159,512	163,237
Distressed residential mortgage loans held in securitization trusts (net)	229,215	254,721
Multi-family loans held in securitization trusts, at fair value	8,221,642	8,111,022
Derivative assets	201,579	197,590
Cash and cash equivalents	76,508	31,798
Receivables and other assets	176,060	135,286
Total Assets (1)	$10,071,964	$9,898,675

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Financing arrangements, portfolio investments	$767,827	$791,125
Residential collateralized debt obligations	154,456	158,410
Multi-family collateralized debt obligations, at fair value	7,975,421	7,871,020
Securitized debt	298,200	304,964
Derivative liabilities	706	1,432
Payable for securities purchased	204,840	191,592
Accrued expenses and other liabilities (including $689 and $951 to related parties, respectively)	59,672	54,466
Subordinated debentures	45,000	45,000
Total liabilities (1)	9,506,122	9,418,009

Commitments and Contingencies

Stockholders' Equity:
Preferred stock, $0.01 par value, 7.75% Series B cumulative redeemable, $25 liquidation preference per share, 3,450,000 shares authorized, 3,000,000 shares issued and outstanding
as of March 31, 2014 and December 31, 2013.	72,397	72,397
Common stock, $0.01 par value, 400,000,000 shares authorized, 75,706,546 and 64,102,029
shares issued and outstanding as of March 31, 2014 and December 31, 2013, respectively	757	641
Additional paid-in capital	480,477	404,555
Accumulated other comprehensive income	11,394	3,073
Retained earnings	817	-
Total stockholders' equity	565,842	480,666
Total Liabilities and Stockholders' Equity	$10,071,964	$9,898,675

(1) Our consolidated balance sheets include assets and liabilities of consolidated variable interest entities ("VIEs") as the Company is the primary beneficiary of these VIEs. As of March 31, 2014 and December 31, 2013, assets of consolidated VIEs totaled $8,777,783 and $8,665,829, respectively, and the liabilities of consolidated VIEs totaled $8,462,489 and $8,365,345, respectively. See Note 7 for further discussion.